EXHIBIT 10.30

                          OFFER LETTER OF JACK LITTLEY

                                   21 May 2002

Dr. Jack Littley, III
12710 Megills Landing Lane
Clifton, VA  20124

Dear Jack:

GTSI Corp. ("GTSI") is pleased to offer you the position of Vice President, Program Services. In this position, you will report directly to John Spotila, our President and Chief Operating Officer. We would like your employment to commence as soon as possible, preferably by the Projected Start Date referred to below. We are optimistic that you will be able to make a significant contribution to GTSI. In that spirit, after you have been with us for at least a year we would contemplate reviewing with you the possibility of other promotion opportunities within GTSI.

Your total annual target compensation will be $275,000. This will consist of a base salary of $175,000 ($7,291.67 semi-monthly) plus participation in an Executive Incentive Compensation Plan. At 100% goal attainment, your annual target bonus under this plan will be $100,000. Your incentive plan will track three objectives - EBT, growth in net contribution for services, and measurable improvements in customer satisfaction. GTSI will discuss your incentive plan with you in more detail, during your first three months of active employment.

You will be eligible, on the first of the month following your hire date, to join the GTSI benefits plan which would include life insurance, comprehensive medical, dental and vision insurance for yourself and dependents on a contributory basis if you so elect. We will provide you with detailed information concerning your complete benefits package upon employment. You will be eligible for four weeks of vacation for the year 2002 and for each calendar year. This will prorate for partial years, with no carryover from one calendar year to the next. As with all GTSI employees, you will be subject to all Company policies and procedures.

In the case of a "change in control,"(1) you will receive immediate vesting of all outstanding stock options.

As part of your compensation package, we will recommend to the Compensation Committee of the Company's Board of Directors that the Committee grant to you a nonstatutory stock option ("Option"), effective as of the date of grant (the "Grant Date"), to purchase 30,000 shares of the Company's Common Stock. The exercise price will be equal to the closing price of the Company's Common Stock on the Grant Date or, if there has been no trading in the Company's Common Stock on the Grant Date, then the immediately preceding date upon which the Company's Common Stock is so traded (as reported the following business day in The Wall Street Journal). Your options will vest and be exercisable, cumulatively, in four equal annual installments with the first installment vesting on the first anniversary of the Grant Date, and will be subject to the terms and provisions of the stock option agreement evidencing the grant of the Option. Your Option shall expire, to the extent not previously exercised, upon the earlier of seven years from the date of initial vesting or three months after you cease to be a GTSI employee. Since this stock option offer is by law subject to approval by GTSI's Board of Directors or a Committee thereof, no one at GTSI can promise or ensure such approval. Nonetheless, we envisage Committee approval without problem.

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(1) Change of control is defined as (i) control of 50% or more of outstanding shares of GTSI; (ii) a change in a majority of the Company Board of Directors if the change occurred during any 12 consecutive months, and the new directors were not elected by the Company's shareholders or by a majority of the directors who were in office at the beginning of the 12 months; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.


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To comply with the Immigration Reform and Control Act, you will be required to verify citizenship by completing the enclosed form and presenting the requested documents on the first day of employment. Employment is contingent upon satisfactory references, successful completion of pre-employment drug screening, and the completion of a GTSI Corp. non-disclosure form.

Your employment at GTSI will be an "at will" relationship; that is, either party may end it at any time. Neither this offer of employment, nor your acceptance, nor our maintenance of personnel policies, procedures, and benefits creates a minimum term of employment. Please also be advised that it is GTSI's policy that employees should discuss salary issues only with their manager. For the first 120 days of employment, you will serve an initial introductory period.

The creation of enthusiastic customers by exceeding their expectations is a fundamental principle for GTSI and all its employees. In this regard, we rely on effective customer relationship management ("CRM"), as implemented through our contact database, as a unifying factor that manages all forms of communication with our customers, increasing the value of GTSI to our customers and the value of our customers to GTSI. To create enthusiastic customers in this manner, we need the support and commitment of each and every GTSI employee. We ask that you give us that support and commitment throughout your time at GTSI.

By executing this letter, you represent and warrant to GTSI that you are not currently subject to any express or implied contractual obligations to any of your former employers under any secrecy, non-competition or other agreements or understandings, except for any of which you have furnished copies or written summaries to me, prior to your execution of this letter.

This letter contains our entire understanding with respect to your employment at GTSI. It supersedes all prior or contemporaneous representations, promises or agreements concerning this subject, whether in written or oral form, and whether made to or with you by any employee or other person affiliated with GTSI or any actual or perceived agent. This offer of employment will expire one week from the date of this letter.

Jack, we believe you will provide GTSI with the creativity and experience to contribute to continued GTSI growth. We also believe that GTSI can provide you with opportunities for professional growth and financial return. We look forward to the commencement of your employment with GTSI and expect a mutually fulfilling and rewarding relationship.

Please acknowledge your acceptance of this offer by signing the enclosed copy of this letter, and returning it to me as soon as possible along with your completed application of employment.

Sincerely,                                 Acknowledged/Accepted

Bridget Atkinson                           _____________________Date____________
Vice President                             Jack Littley
Human Resources

                                           Projected Start Date:   June 03, 2002


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